EXHIBIT 3.1
FIRST:  The name of this corporation is:
            Big Fun Toys, Inc.

SECOND:  The name and address of the Corporation's Registered Agent is:

            Corporate Creations Enterprises, Inc.
            686 North Dupont Boulevard #302
            Milford DE   19963
            Kent County

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware law.

FOURTH: The Corporation shall have the authority to issue 2,000 shares of common stock, par value zero per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:  The name and address of the incorporator is:

            Corporate Creations International Inc.
            941 Fourth Street #200
            Miami Beach, FL   33139

The undersigned incorporator executed this Certificate of Incorporation on the date shown below.


/s/ Kara O'Donnell
CORPORATE CREATIONS INTERNATIONAL INC.
Kara O'Donnell, Vice President

Date: May 9, 1997



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